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                     December 21, 2021

       Mark Lumpkin, Jr.
       Executive Vice President and Chief Financial Officer
       EARTHSTONE ENERGY INC
       1400 Woodloch Forest Dr., Suite 300
       The Woodlands, Texas 77380

                                                        Re: EARTHSTONE ENERGY
INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 10,
2021
                                                            File No. 001-35049

       Dear Mr. Lumpkin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation